Capstone Companies, Inc.

Third Quarter 2018 Financial Results

November 15, 2018

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

C O R P O R A T E   P A R T I C I P A N T S

Aimee Gaudet, Corporate Secretary

Stewart Wallach, President and Chief Executive Officer

Gerry McClinton, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Joel Marcus, Network 1 Financial Group

Michael Schellinger, MicroCapClub LLC

P R E S E N T A T I O N

Operator:

Greetings, and welcome to the Capstone Companies, Inc. Third Quarter 2018 Financial Results. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Aimee Gaudet, Corporate Secretary, for Capstone Companies, Inc. Thank you. Ms. Gaudet, you may begin.

Aimee Gaudet:

Thank you Doug, and good morning to everyone. On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer. They will be discussing the third quarter results, as well as give us an update on the strategy and outlook, followed by a question-and-answer session. If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's presentation. These statements apply to future events which are subject to risk and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

With that, I'll turn it over to you, Stewart.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Stewart Wallach:

Thank you, Aimee, and good morning to everyone. I appreciate your time with us today. Before introducing Gerry McClinton to review the Q3 2018 results, I'd like to take a few moments to discuss some important factors that have attributed to the results through the quarter and year to date.

As evidenced in our filings, we experienced an approximately $8 million decrease to our revenues in the quarter and approximately $19 million year to date. It is important to highlight that this decline in revenue was anticipated and discussed in detail during Q1 and Q2 webcasts. I will provide a brief recap of that.

At year end 2017, it was Management's decision to extend a sell period into 2018, as a way to reduce excess inventory resulting from a single retailer sponsor promotion that did not meet their revenue expectations. The promotion, at their recommendation, was licensed under the Duracell brand and was expected to outpace previous promotional sales of the Capstone brand by as much as 40%. The retailer purchased inventories to support that sales level; however, the sales projections were not achieved. The retailer looked to us for assistance in dealing with this underperforming promotion and the resulting carryover inventories. Capstone Management determined it was more fiscally responsible to extend the sales period than to underwrite what could have been approximately $1 million in markdown adjustments, even though knowing new product introductions would be postponed for 2018.

I'd like to point out that although there is a considerable decrease to our top line, the Company achieved a net income of approximately $172,000 in the quarter. Year-to-date losses were approximately $370,000, of which $176,000 factored into the R&D investment for our Connected Surfaces program, which is scheduled to be unveiled at the CES 2019. In keeping with our debt initiatives, the Company has a debt-free balance sheet and maintains a very strong cash position following this underperforming period.

As discussed in our May 15 webcast, I made several observations regarding first quarter revenues, the anticipated reduction to our second quarter and the limited amount of promotional activity that occurred during the period. In short, while our revenue momentum has been slowed, activity is resuming and our order backlog of core LED products is growing. These orders will begin to ship in Q1 2019.

Of utmost importance, we have been diligently focusing on meeting our CES launch deadline for the Connected Surfaces program. This achievement represents the most substantial opportunity the Company has ever undertaken and is expected to resume our revenue growth for several years.

Before providing insight into our products and branding strategies for 2019, I'd like to comment also on the state of the LED market. This market assessment played a vital role in our portfolio shift to the Connected Surfaces program. The LED market, now in its fifth to sixth year of mainstream availability, has stabilized from a wholesale perspective. Point in fact, an LED light bulb that sold only three years ago at $9.99 is currently selling at $1.49 to $1.99, and in some cases promoted at $0.99. This price erosion has driven unit sales substantially as homeowners convert to LED, but at the same time has commoditized LED products in general. This market condition has been exacerbated at retail; space dedicated to LED lighting has been reduced, as well. In short, LED is no longer the shiny new thing.

Capstone's business building success has been in its ability to identify emerging product categories where Capstone's management, experience and creativity can be fully leveraged. We demonstrated this as we entered the LED lighting category. Our branding and product strategies delivered the Company to a well-respected market position, delivering year-over-year growth through 2017. The Company's expertise and low-cost manufacturing and operations have provided an advantage in delivering great products competitively.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

As we recognized the growth in the LED category was slowing in mid-2017, we sought a business opportunity that would prove equal to or greater than the LED business. While we currently are resuming our LED product positioning, the revenue potential has been lessened and our looking-forward strategy was very timely. Our new portfolio appeals to a much larger audience with more relevant products that will benefit from Management's proven abilities in the aforementioned areas of low-cost production and operations.

The Connected Surfaces portfolio taps into consumers' ever-expanding connected lifestyles so prevalent today. Much like a smartphone, the products will perform the functions similar to that of a tablet with both touchscreen and voice interfacing, Internet access, and an operating system capable of running downloadable applications. The average selling prices will be comparable to that of good quality tablets and smartphones. Expected retails will fall between $300 and $800 per unit, delivering consumer value for middle income homes across America.

During the day, your smartphone is the connection to your world, whether it's work or personal. Following the introduction of our new products, when entering your home, Capstone's new Connected Surfaces home furnishings concepts will enable users the same level of connectivity in a more relaxed and innovative manner that does not require being tethered to a smartphone. While we have done our best to stay under the radar to date, media announcements will commence just prior to, and following, CES, at which time a new product-focused website is planned, as well.

In short, I want to emphasize that your Management are genuinely excited and looking forward to 2019.

With that, I'll turn the call over to Gerry McClinton to review the financials.

Gerry McClinton:

Thank you, Stewart, and good morning, everyone. To get a more detailed understanding of the financial results, we highly recommend that you review the Form 10-Q for the third quarter ending September 30, 2018.

Let's go straight to the numbers. Revenue for the three months ended September 30, 2018 and 2017 were $5.7 million and $13.8 million, respectively, a reduction of $8.1 million. Revenues for the nine months were $11.9 million and $30.8 million, respectively, a reduction of $18.9 million. Now, to better explain the revenue reduction, let me point out that in 2017 the Accent LED Light category was at the height of its retail lifecycle. Combined, Capstone Lighting, Duracell and Hoover-branded accent lights accounted for $22.3 million, or 72.3% of net revenue, for that period.

The Duracell brand accounted for $12.6 million of those sales. However, the Duracell program did not sell as expected, and resulted in excess store-level inventory at year end 2017. As of September 30, 2018, the Duracell program generated $1.1 million of sales, which represented an $11.5 million decrease in revenue compared to 2017 for the Duracell program.

During the same period 2017, Capstone Lighting and the Hoover brands accounted for approximately $9.7 million of net revenue in the Accent Light category, but no further promotions were planned while excess inventories were being reduced. Revenue for this category through September 30, 2018 was approximately $2.3 million, a reduction of $7.4 million from the same period in 2017. In 2018, the combined revenue reduction in the Accent Light category was $18.9 million and the cause for the revenue decrease as compared to 2017.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Despite the reduction of planned promotions in 2018, we have launched five new exciting products, which includes a new and improved, updated accent light.

International sales for the nine months ended September 30, 2018 were $551,200, or 4.6% of revenue, as compared to $1,288,000, or 4.2% of revenue, in the same period 2017.

Gross profit for the three months ended September 30, 2018 and 2017 was approximately $1.3 million and $3.1 million, respectively.

The gross margin percentage for lighting products was 23.2% in 2018, compared to 22.5% in the same period in 2017. Gross profit for the nine months was approximately $2.7 million and $7.3 million, a reduction of $4.6 million. The gross margin percentage for lighting products was 22.8% compared to 23.8% in 2017.

Total operating expenses for the three months ended September 30, 2018 and 2017 were $1,150,000 compared to $1,660,000, respectively. That's an expense reduction of $510,000, or 30.7%, in the quarter. For the nine months, total operating expenses were $3.3 million and $4.2 million, respectively, an expense reduction of $860,000, or 20.7%.

Operating income for the three months ended September 30, 2018 and 2017 was $180,000 and $1,450,000, respectively. For the nine months, operating loss was $586,500 and $3,176,000 profit, respectively.

Net income loss for the three months ended September 30, 2018 and 2017, net income was $172,100 and $990,500, respectively. For the nine months ended September 30, 2018, the net loss was $370,000, compared to a net income of $2,142,000 in the same period 2017. Now, it's worth noting that included in the year-to-date 2018 net loss are strategic expenses required to support future growth and a non-recurring legal cost totaling $150,000 for the settlement of a legal issue dating back to 1998 under previous Management. The Company expensed $176,000 in the development of the new Connected Surfaces product category that's being launched at the 2019 CES show. We also increased our in-store marketing expense by $80,000 to stimulate consumer product awareness for the new items just recently released.

As Stewart had mentioned earlier, Management saved approximately $1 million in expense to address the Duracell carryover inventory. Even though they extended sales through a period to postpone the loss of new products in 2018 and the relative reduction in revenues, had we supported the retailer's inventor markdown request, the adverse financial impact to net income and cash position of the Company would have been significant.

I now want to turn to liquidity and capital resources. Cash balances at the end of September 30, 2018 were $3.6 million, compared to $3.7 million at December 31, 2017. The Company also had available borrowing capacity which was not used under the Sterling Bank financing agreement of approximately $2 million and $3.7 million, respectively.

Worth noting, on July 20, 2018, the Sterling Bank credit line was expanded by $3 million, which allows the Company to borrow up to $10 million, of which $2 million has been allocated as a Capstone extension on credit line. These funds are available as needed to support the expansion of Capstone's new product category and is not subject to the bank's loan advance position as required for the remaining $8 million trade receivable line. As of September 30, 2018 and December 31, 2017, the Sterling loan balance for both periods was zero, and we have not incurred any loan interest during the period 2018 to date.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

As of September 30, 2018, the Company's had no outstanding notes payable through related parties, compared to $1.2 million as of December 31, 2017.

We'll talk a bit about cash flows provided by operating activity in the nine months ended September 30, 2018 and 2017, was approximately $55,800 and $2,142,000, respectively. In 2018, $1.8 million of cash was generated by the collection of accounts receivable and $132,000 by the reduction of inventory levels. This cash was used in underwriting the $370,000 loss, a $932,000 reduction in accounts payable and a $613,000 decrease in income tax payable.

Cash flows used in investing activities during the nine months September 30, 2018 and 2017 was approximately $130,700 and $47,600, respectively. During 2018, the Company invested in new product molds, tooling and updated the entire corporate computer system.

Cash flows and financing activities during the nine months ended September 30, 2018 and '17 was zero and $499,600, respectively. Net cash outflow for last year was the result of the Company repurchasing 250,000 of company shares from Involve, LLC, and the Company paid off $257,000 of directors' loans. As of September 30, 2018, the Company was in full compliance with all the terms pursuant to its existing credit facilities. In summary, the Company is in an excellent capital resource position. Management believes that our cash flow from operations, with a new line expansion from Sterling Bank, will provide sufficient financial resources for the Company in 2018.

This concludes my financial report. With that, I'll turn the call back to you, Stewart.

Stewart Wallach:

Thanks, Gerry. Thanks very much. In closing, before we enter into Q&A, it's important that you know Management remains committed to delivering on its looking-forward marketing and strategic initiatives. I'd like to briefly highlight some of the activities of the third and fourth quarters that will help fuel our entry into 2019.

First, we relocated our offices. This was done to accommodate the future growth and needs of our Capstone team, which has been planned to support our Connected Surfaces product initiative.

Secondly, we negotiated an expansion credit line with Sterling National Bank to support the aforementioned product portfolio.

Thirdly, we received an extension to our Hoover licensing agreement, enabling us to offer branding options for the new category should our entry into multiple new channels require brand differentiation.

Fourth, we've been working assiduously overseas to transition manufacturing and procurement to Thailand and Vietnam to mitigate the impact of the tariffs planned and imposed by the current administration.

As stated on our Q1 webcast, we have now aligned ourselves with the Max Borges Agency, a premier consumer tech PR company, who will help spearhead the launch of our Connected Surfaces product line at the Consumer Electronics Show and manage media contact for the Company. We are also hiring, and finalizing this shortly, a Social Media Strategist who will manage Capstone's Social Media department. This position was created to support the new category, which targets an expanded consumer base and broader channel reach. Social media participation will initially include Facebook, Instagram, Pinterest, Twitter and YouTube. These activities will start to surface late December, early January.

With that, Aimee, let's go ahead and open this up for Q&A.
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Aimee Gaudet:

Okay, that sounds great, Stewart. I'll turn it over to Doug to open up the phone lines. However, before fielding questions via phones, we received several questions that came through by email which we'll review first.

Operator:

Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you'd like to ask a question, you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment while we poll for questions.

Aimee Gaudet:

Okay, the first question that came through, "Help me understand how the tariff situation affected the Company's business year to date?"

Stewart Wallach:

All right. Because estimated landed pricing for Q3 and Q4 were questionable, the retailers were reaching out and asking the supply base, which would be Capstone in this case, to guarantee the landed pricing by underwriting any tariffs that may have been imposed during the period.

Our business model is a very simple and straightforward direct import program, which has worked very well for both our retailers and Capstone the past several years. We do not currently invest in stocking inventories, and all costs, including shipping and duties, are the responsibility of our retail customers, which means we do not accrue for these nor do we build them into our pricing model.

Because of the business model, our margins cannot possibly account for 20%, 25% tariff absorption. As such, we did not believe it to be in the Company's best interest to tie up its financial resources at, ostensibly, a zero margin. Additionally, the retailer's promotional scheduling overall was substantially cut in the hardware area due to the uncertainty of the trade negotiations.

Aimee Gaudet:

Okay, great. Thanks, Stewart.

Next question, "It appears that the Company not only had to make decisions regarding how to deal with excess inventories remaining at 2017 year -end, but also the reduction of promotional activities. In retrospect, do you believe Management made the right decisions in 2018, and how do you see business taking shape in 2019?"

Stewart Wallach:

I am confident that Management made the right fiscal decisions for 2018. Reporting revenues that are less than half of the prior year is disappointing at the very least, but because of 2017 year end, we were profitable, had a strong cash position and had retired all debt, we recognized the opportunity to turn our attention toward the expansion of our product portfolio in a manner that would mitigate a similar occurrence in the future, while offering significant growth potential beyond that of LED.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Our new product portfolio, Connected Surfaces, not only had to have growth potential for several years, as LED presented to us in 2009, but also had to sustain Capstone's reputation for innovative and affordable products. Our product roadmap was governed by two additional objectives, one being to address our channel concentration, and two, to address our product concentration. We believe we have accomplished these objectives and are excited about our entry into the consumer electronics industry, and believe that the product portfolio has the potential to dwarf our 2017 performance.

Aimee Gaudet:

Okay, great. Next question, "The Sterling National Bank credit line was extended from $7 million up to $10 million, and of that, $2 million is allocated for Capstone's working capital expansion. Could you outline how these funds will be used?" Maybe, Gerry, you can—

Gerry McClinton:

Yes, let me explain that. First of all, let me say that our bank has been a tremendous supporter of our strategic plan. Now, obviously, to provide such a line expansion and allocate funds for the Capstone expansion, the bank has done the financial due diligence and are very supportive of the strategic direction we are taking the Company.

Now, without providing too much detail, these funds have been allocated for the full development of the Connected Surfaces project. The types of expenditures that we have planned and budgeted for include:  the recruitment of an experienced Management team to support the Connected Surfaces program as it is validated in the marketplace; for the website development of all of these new products, access to social media; for e-commerce and social media development; also, we have to continue to expand our product line and continue the software development; public relations, product marketing and advertising, you've already heard that we've tied up an agency to help us there, that will continue; continuing prototype development; and investment in community participation. This is where we see these funds going over the next nine months.

Aimee Gaudet:

Okay, great. Thanks, Gerry. Next question, "You've stated that you had no intention of deviating from your plan to start publicizing the new product at the end of the third quarter or beginning of the fourth. Could you please explain why this has not happened, and if possible, why Capstone has not followed through on its 2017 promise to increase its PR activity in 2018? A straightforward response would go a long way towards strengthening this long-time investor's confidence in Capstone's confidence and integrity."

Stewart Wallach:

All right. It is always our intent to answer questions in a straightforward and transparent manner. As a long-time shareholder, you should know that I do not like telegraphing planning or distributing PR that can be affected by dynamics in the marketplace which we don't control. Relative to the year-end promise to increase our PR spending, we adjusted our position on enhancing our investment into PR when we realized the revenue decline was taking longer to resolve than planned, as a result of the year end carryover inventories.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Relative to the third and fourth quarter announcements regarding the new product, the long and short of it is that the Connected Surfaces portfolio took approximately 60 days longer than projected to submit product forecasting. This is not unusual when dealing with a highly technical product where software plays a vital role in its operation. We are still planning on initial releases to occur in December. Moreover, we are registered to participate in what is known as The Digital Experience, sponsored by a company named Pepcom, and this occurs the evening before CES commences. The Digital Experience is believed to be the largest media event at CES and will provide us direct access to an estimated 1,400 press attendees. Capstone has never participated in a venue of this nature. It is only because our product line is so relevant and innovative that we can benefit from such participation.

Aimee Gaudet:

Okay, great. Thank you. Next question, "You seem very enthusiastic and bullish on the Connected Surfaces product line, which is believed to offer great potential for the Company. Has the LED ordering picked up at all in Q3 and Q4, which would kick off 2019 nicely, regardless of the Connected Surfaces potential?"

Stewart Wallach:

That's an intuitive question, and I am pleased to respond affirmatively, yes, it has picked up, and promotions for Q1 and Q2 are currently being scheduled. We anticipate the momentum to continue to turn, keeping in mind, however, that the potential for LEDs overall has been lessened because of the market dynamics.

Aimee Gaudet:

Next question, "While it appears that the direction Capstone is taking is more towards smart home products, aren't you still making these products in China and won't they be subject to increased tariffs?" Stewart, maybe you can touch on—

Stewart Wallach:

All right, there are two points to consider relative to the impact of tariffs, current products and non-current products. In the case of current products, retails are established with the consumers and our customers. Increasing prices on these products are a problem, as the perceived value has already been established. Conversely, for new products that do not have a yet-established retail, the impact may be less if the product communicates its benefits effectively with the consumer at the prevailing retail.

That being said, however, we have been working diligently overseas with many alternative manufacturers outside China, as I mentioned earlier, in Thailand and Vietnam particularly. It's important to point out, we will not burn our long-standing relationships that we've developed over the past decade in China in the event that the trade battle subsides or becomes less extreme. However, lessons learned. We will also not put ourselves in this position again and have found some great resources that would benefit Capstone regardless.

Aimee Gaudet:

Okay, great. Last question, and, Gerry, maybe you can answer this one, "In August, the Board approved an extension to the Company to repurchase up to a million dollars of stock. So far, to the best of my knowledge, the Company has not repurchased any shares, even though the share price would be considered low. Why is that?"

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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Gerry McClinton:

Well, the decision to repurchase Company stock depends on whether the Company has the cash resources available for the stock repurchase, without impacting Company operations. Consider the Company's strategic repositioning and the reduced revenues in 2018, we conservatively preserved all of our liquid funds to ensure that capital resources were available for the Connected Surfaces expansion.

With the bank line extension now in place, the Company is now in a position to repurchase stock and we will be reviewing our position with the Board shortly.

Aimee Gaudet:

Okay. That concludes our questions that came in via email. Doug, if you'd like to turn it over to the calls online?

Operator:

Certainly. Our first question comes from the line of Joel Marcus with Network 1 Financial Group. Please proceed with your question.

Joel Marcus:

Yes, hi, Stewart. Hey, listen, congratulations on excellent management and shepherding the Company through this and in the face of diminished revenues, having slight profitability for the quarter. I think that really shows an excellence in Management. Now, the question I'm going to ask you, please understand that this is coming through my wonderful flip-phone that I get for free, I don't understand smartphones, and I really have very little understanding of what you're doing, except I believe in you and it sounds like this is a success.

I have recently seen commercials, advertisements on TV, somebody talking to some device that Google provides and telling that Google device "Turn on the stove, preheat the oven to 350 degrees", etc., etc. Okay. In light of that, and my knowledge of some other products out there, could you please differentiate your product from what is currently available, and basically just position your product vis-à-vis what's already out there and sort of explain to me why people will like this product and need this product in the face of other, what seems to be—to somebody like me who is totally unknowledgeable of the area, but seems to be some product out there already that would seem to compete with your new product.

Stewart Wallach:

Okay. Joel, thank you for the acknowledgement regarding our efforts. It's frustrating, but it's at times like this when a company is put to the challenge that Management really does have an opportunity to demonstrate its capabilities, and in spite of the revenue decline on product, what we've been able to accomplish. That being said, now let me—I'm going to cautiously respond to this, because I really don't want to dilute the announcement that's forthcoming through our PR agency Max Borges, but let me try to paint the picture for you and hopefully it'll shed some light on it.

You're talking about the new products. There's a Google Home screen that's now available. There's Amazon Echo, which is their screened version. We have—Lenovo's come out with what's called an LED Smart Display, and most recently Facebook has come out with something called Portal. I'm going to assume those are the areas that you're responding to relative to new products being in the marketplace.

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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Joel Marcus:

Yes.

Stewart Wallach:

Interestingly enough, Joel, what's the common denominator of all those? These are large companies that obviously are investing in this. The common denominator is that you can remain connected, you can keep that digital lifestyle, but you can break the tether with a smartphone. Bigger companies than us spend a great deal of money to assess consumer behaviors, like these companies did, and clearly I think we're all guilty of it, walking around our house with a smartphone in our hands, it's amazing to me how connected we've become and reliant upon this.

So, approximately a year-and-a-half ago, we started exploring the opportunities of taking that connected experience, that being, being able to do everything you can do with a tablet and provide it into furnishings—and I'm going to have to use "furnishings" as a catch-all, so give it some consideration, furnishings that you can hang on a wall, furnishings that you can sit at, furnishings that you can work at. But, at the end of the day, deliver the same level of connectivity to those platforms, allowing you to put down your smartphone.

Now, the items that we're talking about—which by the way, we could not have possibly have known those were going to surface. It's actually a very good thing, because what it's doing is establishing, at a very expensive investment from these companies on TV advertising, etc., that the lifestyle is changing and the opportunity to connect with people and connect with the Internet are now taking on different shapes and forms. It's actually an endorsement of everything that we're doing. We will just be a different form than what that is.

Keep in mind, however, that those items, those that you're seeing—right, we've got all of them sitting in front of me, in fact, we're running tests on these things—they range from $199 to $249, and their capabilities are far, far less than that of a standard tablet. So, we will have a broader reach in a different platform, something that would be more conducive to home furnishings than a simple countertop hub that just happens to have a screen.

 Does that help?

Joel Marcus:

Yes, and I guess the final question would be, would a 73-year-old, you know, basically, totally technologically illiterate person like me be able to buy your product and use your product without having to basically go through a 150-page manual, etc., etc.? In other words, would somebody like me be able to use your product?

Stewart Wallach:

Okay. Joel, one of the most critical components of any successful technical product today is ease of use. We've gone through this extensively and, yes, it's very intuitive. It's something that may be hung on a wall in one application, that still has to be dealt with, but if you can hang a picture and if you can hang a mirror, you can hang our product.

Joel Marcus:

I can hang a picture.
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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Stewart Wallach:

Okay, but insofar as the technical setup of it, here's what I can tell you. We specifically took a different route than anybody we're aware of, in that we've created a handheld control console that allows you to do all the setup just by touchscreen and some verbal announcements, and once that product is set up through the console, you can now operate it hands-free. If you can operate a smartphone, if you can operate a tablet—and again, there's all degrees of that experience that you have to consider. If you understand Google, if you understand how to ask Google to do something for you, then you're not going to have any problem at all with this product line.

Joel Marcus:

Okay, thank you, thank you for your answers. Good luck with this. I mean, this is a huge part of our future, and I'm sort of comforted.  I've urged you in the past to engage some stock IR and everything, but in this instance, I think the product IR and everything, hopefully, will translate into stock IR. I would hope that your planning, and basically announcements about the product and everything, to include, where possible, in these product announcements that these products are owned by Capstone, maybe include the symbol for Capstone, you know, a publicly-owned company, etc. I hope you're considering ways that the product announcement and product promotion will inherently include elements that would increase awareness of the stock.

Stewart Wallach:

Joel, in closing, let me just say that's why we hired a PR agency, because we wanted to get a fresh perspective and wanted to follow the lead of somebody who is an expert in that area. You're going to see a whole different look and feel to this Company in the period of the next 60 days.

Joel Marcus:

Yes, I mean, it's a stupid example, but, I mean, I'm old and I've used this example continuously. There is a company called Swisher, etc., and every time one would use the facilities at a restaurant or wherever their products were installed, you would look down and you would actually see that it was a public company and see their stock symbol. I mean, it's an example I've always used, and I would hope that the product announcement would somehow tie into the fact that we are a public company, there is the symbol, people can participate in this Company and in this Company's growth, and hopefully that the product PR program would become, to some extent, a de facto program of increasing investor awareness or potential investor awareness of the stock and the fact that we're a public company.

Stewart Wallach:

That's exactly what the strategic outline is for that company and that's what we've outlined what we want them to achieve.

Joel Marcus:

Thank you, Stewart. Thank you very much.

Stewart Wallach:

Thank you, Joel.

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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Joel Marcus:

Good luck to all of us. This is going to be a very crucial year for us.

Stewart Wallach:

Yes, thank you.

Operator:

Our next question comes from the line of Mike Schellinger with MicroCapClub. Please proceed with your question.

Michael Schellinger:

Yes, Stewart, I was wondering when do you anticipate that the Connected Surface product will be available to actually purchase. I understand the introduction at the Consumer Electronics Show, and I'm assuming you're probably going to sell this via Amazon and potentially big box stores. I'm just kind of wondering when you would expect that consumers could begin to buy.

Stewart Wallach:

Targeted availability will be the end of Q1, the beginning of Q2.

Michael Schellinger:

Okay, and then one other quick question. For the LED market—I understand, as you said, it's reached a more mature stage—do you anticipate introducing new products in the LED space or are you going to continue to ride out what you have in the portfolio?

Stewart Wallach:

No, actually—I believe Gerry referenced this. We actually introduced subsequent to July five new products that had not been on the market before. Again, the reason being we held back is to find out and wait to see what was happening with the tariffs, because had we launched them too early and then we would have been subject to tariffs, all we would have done is added five more products to the mess. So, we held back a bit. The first product, by the way, It was launched and it was on Costco's shelves this past month. It's a three-pack of a security light, outdoor security light—actually, more of a wall light that has security function in it. The second product has just been committed to, that will be scheduled for Q1, and we have two other products being reviewed by another retailer that are being reviewed very favorably.

So, we're not throwing the baby out with the bathwater, Mike. We see the LED business as an important overhead business and we'll do our best to continue to build on that and sustain that, but our hopes are also that our new opportunity in the electronics industry will dwarf that business, and that means as that business continues to mature, we won't be too reliant on the category.

Michael Schellinger:

Okay, thank you. Those are my questions.

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Capstone Companies, Inc. – Third Quarter 2018 Financial Results, November 15, 2018

Stewart Wallach:

Thanks, Mike. Nice talking to you.

Operator:

There are no further questions in the queue. This does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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